NewBridge Forms Strategic Partnership with Apothio, LLC Legacy Research Institution, Pioneer of Hemp Genetics, and Industrial Scale Producer of Hemp-Derived Cannabinoids

Joint Venture Announcement Further Strengthens NewBridge’s Position in the Hemp Sector

Alameda, CA, May 8, 2019 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), today announced that it has formed a joint venture and signed a partnership agreement with Apothio, LLC, based in Bakersfield California. Apothio is a research institution focused on proprietary genetics designed for arid regions, the efficacy of whole plant CBD oil, developing proprietary formulations to specific clinical outcomes, and industrial scale hemp production.

The joint venture is formed to create another high volume processing opportunity for  patented Shockwave Power™ Reactor (SPR) while serving Apothio’s need for a clean, scalable process by which they can produce valuable cannabinoids to fully materialize relationships with nationwide distribution partners. The joint venture will leverage the NewBridge SPR technology and processing expertise as well as Apothio’s natural farming and strong genetics IP to continue NewBridge’s work to revolutionize the hemp industry and further Apothio’s mission to create clean plant-based medicine at scale. Apothio will provide NewBridge a long term lease for a 30,000 square foot warehouse in Bakersfield, California for an industrial processing facility. NewBridge will provide all the equipment necessary and will manage the extraction operations with Apothio’s stock of hemp biomass.

“NewBridge is very excited to announce this partnership with Apothio,” commented Robert Bench, Interim President and CFO. “Their expertise in genetics and farming make them an optimal partner;  their 150,000 pounds of existing biomass and 500 acres of existing hemp is a testament to their farming capabilities. We look forward to putting our SPR technology to work with Apothio.”

“The Apothio joint venture is the latest in a series of partnerships that we’ve announced in the hemp space over the past several weeks. Taken together, these transactions give NewBridge a large footprint in the hemp sector, and combined with our exclusive SPR technology, places us on solid footing to pursue growth and leadership in the industry,” concluded Mr. Bench.

Apothio created its genetics in the Mojave Desert and boasts strong genes, high yields of CBD and other valuable cannabinoids. It maintains a library of approximately 40MM seeds and through the partnership, grants NewBridge access to some of these valued genetics. Additionally, Apothio provides cultivation permits for its three locations in California, Kentucky and Colorado to the partnership. Most notable is the planted farm in California that will be ready to harvest its 512 acres in June 2019. This harvest is expected to produce 150 million grams (330,694 pounds) of CBD and 15 million grams (33,694 pounds) of high value micro-cannabinoids.

Dr. John MacKay; Newbridge Chief Technology Officer, leader for this project and noted scientific expert on extraction, adds, “Apothio is the ideal candidate for NewBridge’s SPR technology. This technology can process biomass as a continuous process rather than batch processing, thereby drastically reducing processing times. Additionally, the SPR does not require costly drying or prepping which will enable  Apothio to harvest and then directly feed the fresh biomass to the SPR, resulting in  the ability to produce a top-shelf, solvent-less CBD product in volume.”

Dr. Trent Jones, CEO of Apothio, said, “This is a wonderful alliance for both partners. Whole plant derived water soluble cannabinoids give us the ability to bring a product that is safe, compliant, and versatile to the mass market. We believe that the NewBridge technology combined with our genetics and production capacity, collectively give us a profound leg-up on global competition.”

About Apothio, LLC

Apothio, LLC is a research institution and vertically integrated holdings company with supermajority assets from seed to shelf. Apothio is committed to pioneering hemp research to challenge “business as usual” in the cannabis, health, agriculture, agrochemical, genetics, and petroleum industries. For more information go to: Apothio.net

About NewBridge Global Ventures (OTCQB: NBGV)

NewBridge Global Ventures, Inc.  (OTCQB: NBGV) is a vertically integrated processing company serving the cannabis and hemp industries. Our portfolio of companies supports our mission to become a leading, international cannabis and hemp processor. Led by our patented Shockwave Power™ Technology and proprietary separation techniques, NewBridge solves a costly bottleneck by eliminating the need for drying, curing and storing biomass prior to processing. This technology accomplishes this without the use of any solvents by using water and low-pressure energy waves to gently separate the oil from the plant. For more information go to: NewBridgeGV.com

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts:

Bob Bench, Interim President

bob@newbridgegv.com

801-362-2115

Investors:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646.762.4518